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Exhibit 10.63

RELIANT ENERGY, INC. NON-EMPLOYEE
DIRECTORS' COMPENSATION PROGRAM
Effective January 1, 2006

1.
Purpose.    The Reliant Energy, Inc. Non-Employee Directors' Compensation Program (the "Program") has been established by Reliant Energy, Inc. (the "Company") to attract and retain as members of its Board of Directors (the "Board") persons who are not full-time employees of the Company or any of its subsidiaries but whose business experience and judgment are a valuable asset to the Company and its subsidiaries.

2.
Retainer Fees.    Each member of the Company's Board who is not an employee of the Company or any of its subsidiaries ("Director") will receive an annual retainer fee of Forty-Five Thousand Dollars ($45,000). A Director who serves as a member of the Audit Committee of the Board will receive an additional annual retainer fee of Ten Thousand Dollars ($10,000). A Director who serves as a member of any committee of the Board other than the Audit Committee will receive an additional annual retainer fee of Five Thousand Dollars ($5,000).

3.
Meeting Fees.    Each Director will receive Two Thousand Dollars ($2,000) for each meeting of the Board he attends and a Director who serves on any committee of the Board will receive Two Thousand Dollars ($2,000) for each committee meeting he attends.

4.
Payment of Meeting Fees and Retainer Fees.
4.1
Directors must elect in writing to have the fees described in Sections 2 and 3 paid in cash or in shares of Company common stock ("Common Stock"). The election must be made annually before the end of the calendar year prior to the calendar year in which such fees are earned (or, for an initial election, within 30 days of becoming a Director).

4.2
Retainer fees described in Section 2 will be paid in four equal installments with each installment paid following the end of each calendar quarter. Meeting fees for meetings held in each calendar quarter will be paid after the end of the applicable calendar quarter. If a Director elects to have all or a portion of his meeting and retainer fees paid in Common Stock, the value of the Common Stock will be established as of the first business day following the end of the calendar quarter for which the fees are being paid.

4.3
If a Director elects to have all or a portion of the fees described in Sections 2 and 3 paid in Common Stock, then in addition to payment of the fees, the Director will receive Common Stock subject to the restrictions described below ("Restricted Stock") in an amount equal to 25 percent of the fees payable to the Director, valued as of the first business day following the end of the calendar quarter. Such Restricted Stock is subject to the risk of forfeiture and is nontransferable through the end of the Director's then-current term on the Board; provided, however, that beneficial ownership of all Restricted Stock vests immediately upon the first to occur of the following events: (i) the Director's death or (ii) disability.

5.
Equity Compensation.
5.1
Upon a Director's initial election to the Board, the Director will receive a grant of five thousand (5,000) shares of Restricted Stock. Such Restricted Stock is subject to the risk of forfeiture and is nontransferable through the end of the Director's initial term on the Board.

5.2
Each Director will receive an annual grant of six thousand (6,000) shares of Restricted Stock for each year that the Director holds such office with the Company. This Restricted Stock is subject to the risk of forfeiture and is nontransferable through the end of the Director's then-current term on the Board in which such Restricted Stock is granted.

6.
Form of Grants. Restricted Stock and Common Stock grants will be made pursuant to the terms and conditions of the Reliant Energy, Inc. 2002 Long Term Incentive Plan.

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  Exhibit 10.63
RELIANT ENERGY, INC. NON-EMPLOYEE DIRECTORS' COMPENSATION PROGRAM